SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, DC 20549


	FORM 8-K


	CURRENT REPORT

	Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 8, 2000


	DATAWORLD SOLUTIONS, INC.
	(Exact Name of Registrant as Specified in Charter)


           Delaware			                	1-09263			     11-2816128
(State or other jurisdiction of			 	(Commission			  (I.R.S. Employer
incorporation of organization)		    	File Number)			  Identification No.)


      920 Conklin Street,
      Farmingdale, New York                        		   11735
 (Address of principal executive offices)         	  (Zip Code)



	(631) 293-1610
	(Registrant's Telephone Number, including area code)



	VERTEX COMPUTER CABLE & PRODUCTS, INC.
	(Former Name or Former Address, if changes since Last Report)







 ITEM 5.	OTHER EVENTS


Under the terms of the Company's Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code, the Class 7 Unsecured Creditors (the "Class 7 Creditors") were to receive four (4) payments of approximately $200,000 each plus a percentage of future income of the Company for up to a five-year period following the effective date of the Plan. The Company made the payments due to the Class 7 Creditors on November 15, 1998 and February 15, 1999, but had failed to make the payments due on May 15, 1999 and August 15, 1999.

By agreement dated March 24, 2000, the Company and the Official Committee of Unsecured Creditors (the "Committee") agreed to modify the treatment of the Class 7 Creditors under the Plan in several respects as follows:
The Class 7 Creditors will receive a total of $779,000 in full satisfaction of their claims, payable as follows:

(1)	$400,000 which had already been paid into the escrow account maintained by counsel to the Committee;

(2)	$50,000 by March 24, 2000;

(3)	$50,000 on or before April 24, 2000; and

(4)	$279,000 with simple interest of 8% per annum accruing from February 15,
2000, in thirty (30) installments of $10,449.05 each (which payments include the interest) commencing June 15, 2000. The Company may prepay the entire outstanding balance, plus interest to date of payment, at any time without penalty.

2.	If the Company pays the $279,000 plus interest by March 30, 2001, it may also pay an additional $25,000 by that date in exchange for the release of the
Company's obligation to pay the Class 7 Creditors a percentage of future income as specified in Section 4.7 of the Plan.

3.	The Company will also pay to counsel for the Committee its fees for legal services in connection with this modification, not to exceed $9,000, as well as its reasonable and necessary expenses incurred in connection therewith including mailing costs, check distribution costs and photocopy costs. No less than $3,000 of such costs were payable by March 31, 2000.

4.	The Committee will file a motion with the Bankruptcy Court to reopen the
Company's Chapter 11 case to approve the above modifications to the Plan.
The Company will join in and support such motion.

On June 8, 2000 a hearing on the parties' motion to approve the above modification was held in the Bankruptcy Court. Such motion was granted by the Court.


ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(3)	Exhibits

99.1	Agreement dated March 24, 2000

	SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 13, 2000

DATAWORLD SOLUTIONS, INC.


By: /s/ Daniel McPhee
        Daniel McPhee, President